Exhibit 99.1

News from Xerox

Public Relations Office:	FOR IMMEDIATE RELEASE

800 Long Ridge Road Stamford, CT 06904 203-968-4644

XEROX REPORTS THIRD-QUARTER EARNINGS OF 54 CENTS PER SHARE

•	EPS of 54 cents compares to Q3 2005 EPS of 5 cents

•	Adjusted EPS of 23 cents, up 28 percent

•	Total revenue up 2 percent

•	Post-sale revenue up 3 percent

•	Gross margins of 40.2 percent

•	Operating cash flow of $530 million

STAMFORD, Conn., Oct. 23, 2006 – Xerox Corporation (NYSE: XRX) announced today third-quarter 2006 earnings per share of 54 cents compared to third-quarter 2005 earnings per share of 5 cents. The company’s third-quarter earnings this year include a previously announced tax benefit of 45 cents per share partially offset by restructuring of 7 cents per share and a litigation charge of 7 cents per share. Excluding these items, Xerox delivered adjusted EPS of 23 cents, an increase of 28 percent over third-quarter 2005 adjusted EPS of 18 cents.

“Through earnings expansion, annuity growth and a strong financial position that allows for stock buyback and acquisitions, we exceeded our expectations this quarter and are delivering on our commitment to build shareholder value,” said Anne M. Mulcahy, Xerox chairman and chief executive officer.

Total revenue of $3.8 billion grew 2 percent in the third quarter. Post-sale and financing revenue, which represents about 75 percent of Xerox’s total revenue, increased 3 percent, largely driven by 4 percent post-sale growth from digital systems. Total revenue and post-sale revenue included a currency benefit of 1 percentage point.

“The leading indicators of our growth strategy – which is all about boosting our annuity stream through growth in digital, services and color – continued to trend positively in the third quarter,” added Mulcahy. “Install activity was up for Xerox digital systems in key markets like office multifunction and production color. Our expertise in document management flowed through to post-sale growth of 7 percent from global services. And, our broad portfolio of color technology fueled a 16 percent increase in post-sale revenue from color.”

Xerox Reports Third-Quarter 2006 Earnings / 2

About 48 percent of the company’s equipment sales in the third quarter were from color products, a year-over-year increase of 7 points. Total revenue from Xerox’s industry-leading color systems grew 16 percent in the third quarter and now represents 36 percent of the company’s revenue, up 4 points from a year ago. The number of pages printed on Xerox color systems grew 35 percent in the quarter.

While equipment sale revenue was down 1 percent in the third quarter including a 1 point benefit from currency, installs of key products like the Xerox iGen3® Digital Production Press and DocuColor® systems as well as WorkCentre® multifunction systems drove up activity, fueling future gains in the company’s post-sale revenue.

Signings for document management services were up 16 percent year to date and were about flat in the third quarter as the company experienced longer lead times for finalizing multi-year contracts.

Xerox’s production business provides commercial printers and document-intensive industries with high-speed digital printing and services that enable on-demand, personalized printing. Total production revenue increased 3 percent in the third quarter including a 2 point currency benefit. Installs of production black-and-white systems declined 6 percent with growth in light production only partially offsetting declines in higher-end production printing. Production color installs grew 107 percent, reflecting accelerated activity for the iGen3 and continued strong demand for the DocuColor 5000 and 7000/8000 series as well as the DocuColor 240/250 multifunction system. Earlier this month, Xerox made several announcements that strengthen its leadership in the production market including the acquisition of XMPie, a leading provider of variable information software; advanced finishing capabilities for the iGen3 and DocuTech® 180 Highlight Color system; and a dual-engine printer that sets a new speed record for two-sided, cut-sheet black-and-white printing.

Xerox’s office business provides document technology and services for businesses of any size. Total office revenue was flat in the third quarter including a 2 point currency benefit. Installs of office black-and-white systems were up 10 percent, largely driven by 19 percent growth from Xerox’s mid-range line of WorkCentre multifunction products. In office color, installs of multifunction systems were up 46 percent reflecting strong demand for the color WorkCentre systems launched in May, and the continued success of the office version of the DocuColor 240/250. Expanding its competitive offerings for small and medium-sized businesses, Xerox launched in September the WorkCentre 4150, its fastest-ever desktop multifunction system.

Xerox Reports Third-Quarter 2006 Earnings / 3

The company also cited continued improvement in its developing markets operations. Total revenue grew 7 percent in DMO.

Gross margins were 40.2 percent in the third quarter, a year-over-year decline of 1.1 points. The decline was primarily due to product mix and equipment pricing as well as lower margins in Xerox’s global services business as the company incurred upfront costs to support new multi-year managed services contracts. Selling, administrative and general expenses were 25.6 percent of revenue, a year-over-year improvement of 1.3 points.

Xerox generated operating cash flow of $530 million in the third quarter and closed the quarter with $1.5 billion in cash and short-term investments.

Since launching its stock buyback program last October, the company has repurchased about 78 million shares, totaling $1.1 billion of the $1.5 billion program through the third quarter of this year. Also during the quarter, Xerox closed on the $175 million cash acquisition of Amici LLC, a provider of electronic-discovery services that support litigation and regulatory compliance. In early October, Xerox announced the $54 million cash acquisition of XMPie, which is expected to close in the next few weeks.

Xerox expects fourth-quarter 2006 earnings in the range of 21-24 cents per share, including restructuring charges of about 13 cents per share. Excluding restructuring, Xerox expects fourth-quarter adjusted EPS of 34-37 cents per share.

“We expect our fourth-quarter performance will keep us on track to deliver our full-year earnings expectations,” said Mulcahy.

-XXX-

Media Contacts:

Christa Carone, Xerox Corporation, 203-968-4644, christa.carone@xerox.com

Bill McKee, Xerox Corporation, 585-423-4476, bill.mckee@xerox.com

NOTE TO EDITORS: This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs and expectations, and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to maintain and improve cost efficiency of operations; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other risks that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section and other sections of our 2005 Form 10-K and first and second-quarter 2006 Forms 10-Q filed with the SEC. Additional information concerning these and other factors is included in the company’s 2005 Form 10-K and first quarter 2006 Form 10-Q filed with the SEC. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Xerox Reports Third-Quarter 2006 Earnings / 4

NON-GAAP FINANCIAL MEASURES

The Company has reported its financial results in accordance with generally accepted accounting principles (GAAP). In addition, the Company discussed the results for the current period and the corresponding 2005 period, and provided earnings guidance for fourth-quarter 2006 using non-GAAP financial measures that exclude the effect of (i) the tax benefits from the finalization of an IRS tax audit during the current period, (ii) restructuring charges recorded during the current period and the corresponding 2005 period and anticipated in the fourth quarter of 2006, (iii) charges relating to certain litigation matters during the current period and the corresponding 2005 period, and (iv) charges related to losses from Hurricane Katrina and the EU Waste Directive and other accounting changes in the corresponding 2005 period. Management believes that these non-GAAP financial measures can provide an additional means of analyzing the current period’s results against the corresponding prior period’s results, and analyzing the fourth quarter 2006 results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. A reconciliation of these non-GAAP financial measures and the most directly comparable financial measures calculated and presented in accordance with GAAP is set forth in the company’s third-quarter 2006 management discussion and analysis as well as in the third-quarter 2006 presentation slides available at www.xerox.com/investor.

To receive Xerox’s RSS news feed, visit www.xerox.com/news. XEROX®, iGen3®, DocuTech® and WorkCentre® are trademarks of XEROX CORPORATION. DocuColor® is used under license.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions, except per-share data)	2006	2005	% Change	2006	2005	% Change
Revenues
Sales	$1,736	$1,721	1%	$5,284	$5,242	1%
Service, outsourcing and rentals	1,900	1,822	4%	5,600	5,545	1%
Finance income	208	216	(4)%	632	664	(5)%

Total Revenues	3,844	3,759	2%	11,516	11,451	1%

Costs and Expenses
Cost of sales	1,142	1,108	3%	3,417	3,325	3%
Cost of service, outsourcing and rentals	1,083	1,017	6%	3,211	3,162	2%
Equipment financing interest	75	81	(7)%	227	250	(9)%
Research, development and engineering expenses	230	242	(5)%	685	709	(3)%
Selling, administrative and general expenses	985	1,011	(3)%	2,988	3,066	(3)%
Restructuring and asset impairment charges	110	17	*	146	296	*
Other expenses, net	128	206	*	278	160	*

Total Costs and Expenses	3,753	3,682	2%	10,952	10,968	(0)%

Income from Continuing Operations before Income Taxes, Equity Income, Discontinued Operations and Cumulative Effect of Change in Accounting Principle **	91	77	18%	564	483	17%
Income tax (benefits) expenses	(416)	29	*	(347)	(88)	*
Equity in net income of unconsolidated affiliates	29	23	26%	85	80	6%

Income from Continuing Operations before Discontinued Operations and Cumulative Effect of Change in Accounting Principle	536	71	*	996	651	53%
Income from Discontinued Operations, net of tax	—	—	—	—	53	*
Cumulative effect of change in accounting principle, net of tax	—	(8)	*	—	(8)	*

Net Income	$536	$63	*	$996	$696	43%
Less: Preferred stock dividends, net	—	(14)	—	(29)	(43)	—

Income Available to Common Shareholders	$536	$49	*	$967	$653	48%

Basic Earnings per Share
Earnings from Continuing Operations	$0.55	$0.06	*	$1.03	$0.63	63%
Earnings from Discontinued Operations	—	—	—	—	0.06	*
Loss from Cumulative Effect of Change in Accounting Principle	—	(0.01)	*	—	(0.01)	*

Basic Earnings per Share	$0.55	$0.05	*	$1.03	$0.68	51%

Diluted Earnings per Share
Earnings from Continuing Operations	$0.54	$0.06	*	$0.99	$0.62	60%
Earnings from Discontinued Operations	—	—	—	—	0.05	*
Loss from Cumulative Effect of Change in Accounting Principle	—	(0.01)	*	—	(0.01)	*

Diluted Earnings per Share	$0.54	$0.05	*	$0.99	$0.66	50%

Note: Certain reclassifications of prior year amounts have been made to these financial statements to conform to the current year presentation.

*	Percent not meaningful.
**	Referred to as “pre-tax income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	September 30, 2006	December 31, 2005
Assets
Cash and cash equivalents	$1,336	$1,322
Short-term investments	120	244

Total cash, cash equivalents and short-term investments	1,456	1,566
Accounts receivable, net	2,233	2,037
Billed portion of finance receivables, net	277	296
Finance receivables, net	2,578	2,604
Inventories	1,397	1,201
Other current assets	1,094	1,032

Total current assets	9,035	8,736
Finance receivables due after one year, net	4,802	4,949
Equipment on operating leases, net	455	431
Land, buildings and equipment, net	1,582	1,627
Investments in affiliates, at equity	862	782
Intangible assets, net	288	289
Goodwill	1,917	1,671
Deferred tax assets, long-term	1,529	1,547
Other long-term assets	1,890	1,921

Total Assets	$22,360	$21,953

Liabilities and Equity
Short-term debt and current portion of long-term debt	$1,499	$1,139
Accounts payable	1,126	1,043
Accrued compensation and benefits costs	570	621
Unearned income	195	191
Other current liabilities	1,216	1,352

Total current liabilities	4,606	4,346
Long-term debt	5,904	6,139
Liabilities to subsidiary trusts issuing preferred securities	620	626
Pension and other benefit liabilities	1,104	1,151
Post-retirement medical benefits	1,207	1,188
Other long-term liabilities	958	1,295

Total liabilities	14,399	14,745
Series C mandatory convertible preferred stock	—	889
Common stock, including additional paid-in-capital	5,069	4,741
Treasury stock, at cost	(225)	(203)
Retained earnings	3,988	3,021
Accumulated other comprehensive loss	(871)	(1,240)

Total Liabilities and Equity	$22,360	$21,953

Shares of common stock issued	980,626	945,106
Treasury stock	(15,348)	(13,917)

Shares of common stock outstanding	965,278	931,189

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
	(in millions)
Cash Flows from Operating Activities:
Net income	$536	$63	$996	$696
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	163	157	481	483
Provisions for receivables and inventory	38	30	104	75
Net (gain) loss on sales of businesses and assets	(11)	2	(23)	(100)
Undistributed equity in net income of unconsolidated affiliates	(27)	(22)	(61)	(55)
Income from discontinued operations	—	—	—	(53)
Stock-based compensation	17	9	45	29
Restructuring and asset impairment charges	110	17	146	296
Cash payments for restructurings	(42)	(60)	(184)	(123)
Contributions to pension benefit plans	(40)	(84)	(320)	(363)
Increase in inventories	(74)	(221)	(226)	(358)
Increase in equipment on operating leases	(73)	(63)	(186)	(176)
Decrease in finance receivables	108	127	343	401
Decrease (increase) in accounts receivable and billed portion of finance receivables	9	(38)	(103)	(87)
Decrease (increase) in other current and long-term assets	28	(23)	57	76
Increase in accounts payable and accrued compensation	134	121	164	278
Net change in income tax assets and liabilities	(422)	27	(420)	(246)
Net change in derivative assets and liabilities	18	4	24	55
Increase (decrease) in other current and long-term liabilities	45	77	38	(30)
Other, net	13	39	22	(9)

Net cash provided by operating activities	530	162	897	789

Cash Flows from Investing Activities:
Purchases of short-term investments	(22)	(129)	(121)	(325)
Proceeds from sales of short-term investments	101	83	245	89
Cost of additions to land, buildings and equipment	(54)	(48)	(131)	(124)
Proceeds from sales of land, buildings and equipment	15	—	18	2
Cost of additions to internal use software	(21)	(15)	(52)	(41)
Proceeds from divestitures and investments, net	3	—	153	105
Acquisitions, net of cash acquired	(175)	—	(175)	(1)
Net change in escrow and other restricted investments	(42)	39	(64)	81

Net cash used in investing activities	(195)	(70)	(127)	(214)

Cash Flows from Financing Activities:
Cash proceeds from new secured financings	28	36	102	321
Debt payments on secured financings	(288)	(560)	(1,393)	(1,512)
Net cash proceeds (payments) on other debt	495	(129)	1,286	(1,199)
Payments of liability to subsidiary trusts issuing preferred securities	—	—	(100)	—
Preferred stock dividends	(14)	(14)	(43)	(43)
Proceeds from issuances of common stock	21	8	49	32
Excess tax benefits from stock-based compensation	5	—	15	—
Payments to acquire treasury stock	(226)	—	(689)	—
Other	(2)	(1)	(5)	7

Net cash provided by (used in) financing activities	19	(660)	(778)	(2,394)

Effect of exchange rate changes on cash and cash equivalents	—	1	22	(54)

Increase (decrease) in cash and cash equivalents	354	(567)	14	(1,873)
Cash and cash equivalents at beginning of period	982	1,912	1,322	3,218

Cash and cash equivalents at end of period	$1,336	$1,345	$1,336	$1,345

Xerox Corporation

Segment Revenues and Operating Profit

	Three Months Ended September 30,
(in millions, except operating margin)	2006	2005	Change
Revenues
Production	$1,088	$1,058	3%
Office	1,849	1,848	—%
Developing Markets Operations (DMO)	478	446	7%
Other	429	407	5%

Total Revenues	$3,844	$3,759	2%

Memo: Color*	$1,379	$1,189	16%

Operating Profit
Production	$73	$73	$—
Office	183	189	(6)
DMO	28	18	10
Other	15	(14)	29

Total Operating Profit	$299	$266	$33

Operating Margin
Production	6.7%	6.9%	(0.2	) pts
Office	9.9%	10.2%	(0.3	) pts
DMO	5.9%	4.0%	1.9	pts
Other	3.5%	(3.4)%	6.9	pts

Total Operating Margin	7.8%	7.1%	0.7	pts

Reconciliation to pre-tax income:	Three Months Ended September 30,
	2006	2005
Total Segment Profit	$299	$266
Reconciling items:
Restructuring and asset impairment charges	(110)	(17)
Provision for litigation matters	(68)	(107)
Losses from Hurricane Katrina	2	(15)
Initial provision for WEEE Directive	—	(26)
Other expenses	(3)	(1)
Equity in net income of unconsolidated affiliates	(29)	(23)

Pre-tax income:	$91	$77

*	Color revenues represent a subset of total revenues.

Our reportable segments are consistent with how we manage the business and view the markets we serve. Our reportable segments are Production, Office, Developing Markets Operations (DMO) and Other. The Production and Office segments are centered around strategic product groups, which share common technology, manufacturing and product platforms, as well as classes of customers.

Production:	Monochrome 91+ pages per minute (ppm), Color 41+ ppm excluding 50 ppm with embedded controller; North America & Europe
Office:	Monochrome up to 90 ppm; Color up to 40 ppm as well as 50 ppm with embedded controller; North America & Europe
DMO:	Operations in Latin America, Central-Eastern Europe, Middle East, India, Eurasia, Russia and Africa
Other:	Xerox Supplies Business Group (predominantly paper), Wide Format Systems, Xerox Technology Enterprises (XTE), value added services, royalty and licensing, equity income and non-allocated corporate items

Financial Review

Summary

	Three Months Ended September 30,
(in millions)	2006	2005	Change
Equipment sales	$1,012	$1,018	(1)%
Post sale and other revenue	2,624	2,525	4%
Finance income	208	216	(4)%

Total Revenues	$3,844	$3,759	2%

Reconciliation to Condensed Consolidated Statements of Income

Sales	$1,736	$1,721
Less: Supplies, paper and other sales	(724)	(703)

Equipment sales	$1,012	$1,018

Service, outsourcing and rentals	$1,900	$1,822
Add: Supplies, paper and other sales	724	703

Post sale and other revenue	$2,624	$2,525

Revenues

Third quarter 2006 total revenues grew 2% compared to the third quarter 2005. Currency had a 1% positive impact on total revenues in the quarter. Total revenues included the following:

•	1% decline in equipment sales compared to third quarter 2005, including a 1-percentage point benefit from currency, and primarily reflected revenue declines in black and white products and color printers which were offset by growth from Office multifunction color and Production color products as well as growth in DMO.

•	4% increase in post sale and other revenue included a 2-percentage point benefit from currency. Growth in global services, color products, paper and DMO more than offset declines in light lens products.

•	16% growth in color revenue. Color revenue of $1,379 million comprised 36% of total revenue in the third quarter 2006 compared to 32% in the third quarter 2005.

•	4% decline in finance income included a 1-percentage point benefit from currency and reflected lower finance receivables.

Net Income

Third quarter 2006 net income of $536 million, or $0.54 per diluted share, included a $448 million, or $0.45 per diluted share, income tax benefit related to the finalization of the 1999-2003 Internal Revenue Service (“IRS”) tax audit, charges for after-tax restructuring of $72 million ($110 million pre-tax), or $0.07 per diluted share, and $68 million ($68 million pre-tax) for litigation matters related to probable losses on previously disclosed Brazilian labor-related contingencies, or $0.07 per diluted share.

Third quarter 2005 net income was $63 million, or $0.05 per diluted share, and included a $79 million after-tax ($107 million pre-tax), or $0.08 per diluted share, charge for litigation matters related to the MPI arbitration panel decision and probable losses for other legal matters, a $9 million after-tax ($15 million pre-tax), or $0.01 per diluted share, charge for losses sustained in connection with Hurricane Katrina, an $18 million after-tax ($26 million pre-tax), or $0.02 per diluted share, charge related to the European Union Waste Directive, an $8 million after-tax ($12 million pre-tax), or $0.01 per diluted share, charge for a change in accounting principle related to accounting for conditional asset retirement obligations and an $11 million after-tax ($17 million pre-tax), or $0.01 per diluted share, charge related to restructuring.

The calculations of basic and diluted earnings per share are enclosed as Appendix I.

Operations Review

	Three Months ended September 30,
(in millions)	Production	Office	DMO	Other	Total
2006
Equipment sales	$285	$555	$143	$29	$1,012
Post sale and other revenue	723	1,172	333	396	2,624
Finance income	80	122	2	4	208

Total Revenues	$1,088	$1,849	$478	$429	$3,844

2005
Equipment sales	$282	$566	$134	$36	$1,018
Post sale and other revenue	693	1,155	310	367	2,525
Finance income	83	127	2	4	216

Total Revenues	$1,058	$1,848	$446	$407	$3,759

Equipment Sales

Equipment sales reflect the results of our technology investments and the associated product launches as more than two-thirds of the third quarter 2006 equipment sales were generated from products launched in the past 24 months.

In the third quarter 2006 equipment sales of $1,012 million were 1% lower reflecting:

•	Currency benefit of 1-percentage point.

•	Growth in DMO from increased installs of Production and Office devices.

•	Strong install activity in entry production color and office multifunction color products, which was offset by overall price declines between 5 and 10% and a decline in installs of high-volume black and white production systems.

•	Growth in color equipment sales of 17%. The pace of color equipment sales growth was impacted by lower OEM color printer sales. Color sales represented approximately 48% of total equipment sales in the third quarter 2006 versus 41% in the third quarter 2005.

Production

Production third quarter 2006 equipment sales grew 1% reflecting strong color install activity as well as a 2 percentage-point benefit from currency partially offset by price declines. Production system install activity included:

•	107% growth in installs of production color products driven by strong DocuColor® 240/250, DocuColor 5000 and DocuColor 7000/8000 activity as well as an increase in iGen3 installs.

•	6% decline in installs of production black and white systems included a decline in installs of high-volume black and white production and printing systems partially offset by growth in installs of black and white light production systems reflecting the continued success of the 4110 light production system.

Office

Office third quarter 2006 equipment sales revenue declined 2%, including a 2-percentage point benefit from currency. Price declines were partially offset by mix in office black and white products as well as install growth in office color multifunction products. Office product install activity included:

•	46% install growth in color multifunction devices.

•	10% growth in black and white copiers and multifunction devices, with an increased proportion installed under operating lease contracts that are recognized in post sale revenue. Install growth was driven by 19% growth in Segment 3-5 products (31-90 ppm) and 7% growth in Segment 1&2 products (11-30 ppm).

•	6% decline in color printers compared to 191% growth in the third quarter 2005. Third quarter 2005 growth was primarily a result of higher OEM sales, including the launch of 2 new products, which have leveled in 2006.

DMO

DMO equipment sales consist of Office and Production products, including a large proportion of sales of Segment 1&2 office devices and printers. Equipment sales in the third quarter 2006 grew 7% reflecting strong sales of Segment 1&2 devices as well as install growth in light production black and white and production color systems.

Post Sale and Other Revenue

Post sale revenue is largely a function of the equipment placed at customer locations, the volume of prints and copies that our customers make on that equipment, the mix of color pages, as well as associated services.

The third quarter 2006 post sale and other revenue of $2,624 million increased 4% compared to the third quarter 2005 reflecting:

•	Currency benefit of 2-percentage points.

•	5% growth in digital office and digital production products and 7% growth in DMO, which were partially offset by a 37% decline in light lens products.

•	16% growth in color post sale and other revenue. Color represented 31% of post sale and other revenue in the third quarter 2006 versus 28% in the third quarter 2005.

•	Approximately 10% of total pages were printed on color devices.

Within post sale and other revenue, service, outsourcing, and rental revenue of $1,900 million grew 4% primarily due to global services growth. Supplies, paper, and other sales of $724 million grew 3% year-over-year primarily due to increased paper sales.

Production

Production third quarter 2006 post sale and other revenue grew 4% and reflected growth in color products which was partially offset by declines in revenue from high-end black and white digital products and older light lens technology.

Office

Office third quarter 2006 post sale and other revenue increased 1% from third quarter 2005 and reflected growth in revenue from color multifunction devices and from color printers as well as a 1-percentage point impact from currency.

DMO

DMO third quarter 2006 post sale and other revenue growth of 7% was driven primarily from growth in revenue of supplies, color products and services.

Other

Post sale and other revenue within the Other segment increased 8% in the third quarter 2006 primarily driven by increased paper sales and value-added services. Paper comprised approximately two-thirds of third quarter 2006 Other segment post sale and other revenue.

Key Ratios and Expenses

	Three Months Ended September 30,
	2006	2005	Change
Gross Margin
Sales	34.2%	35.6%	(1.4	) pts.
Service, outsourcing and rentals	43.0%	44.2%	(1.2)
Financing Income	63.9%	62.5%	1.4
Total	40.2%	41.3%	(1.1)

R,D&E % Revenue	6.0%	6.4%	(0.4)
SAG % Revenue	25.6%	26.9%	(1.3)

Gross Margin

Third quarter 2006 total gross margin of 40.2% decreased 1.1-percentage points compared to third quarter 2005 as cost improvements were more than offset by the combination of price declines and mix of approximately 2-percentage points. Price declines are largely equipment-related and mix reflects a higher proportion of revenue from lower margin businesses including paper, DMO and global services.

Sales gross margin declined 1.4-percentage points as the combination of price declines and mix of approximately 2-percentage points more than offset the impact of cost improvements. Price declines were equipment-related and largely resulted from actions taken on office black and white multifunction products.

Service, outsourcing and rentals margin declined 1.2-percentage points as cost and productivity improvements were more than offset by an increase in upfront costs associated with recent large global services contracts.

Research, Development and Engineering (“R,D&E”)

R,D&E of $230 million in the third quarter 2006 was $12 million lower than the third quarter 2005. R&D of $192 million decreased by $4 million and sustaining engineering costs of $38 million decreased by $8 million. The decrease in sustaining engineering was primarily in the Production segment and reflected lower spending related to environmental compliance activities and maturing product platforms.

We invest in technological development, particularly in color, and believe our R&D spending is sufficient to remain technologically competitive. Xerox R&D remains strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

SAG expenses of $985 million in the third quarter 2006 were $26 million lower than the third quarter 2005, including a $17 million negative impact from currency. The decrease in SAG expenses reflected the following:

•	$29 million reduction in selling expenses compared to third quarter 2005 included savings from lower incentives and commissions and from cost improvements due to organizational streamlining.

•	$7 million reduction in general and administrative (“G&A”) expenses.

•	$30 million in bad debt expense was $10 million higher than third quarter 2005. The increase is largely the result of the third quarter 2005 reduction in expense, due to recoveries and adjustments to the reserves, reflecting improvement in write-offs and aging. This favorable trend in write-offs, receivables aging and collections continues to be reflected in our current year bad debt expense.

Restructuring and Asset Impairment Charges

During the third quarter 2006, we recorded restructuring charges of $110 million primarily related to actions that will result in worldwide headcount reductions of approximately 1,000 employees. The remaining reserve balance as of September 30, 2006, for all programs was $199 million, of which approximately $173 million is expected to be spent over the next twelve months. We expect additional charges of approximately $130 million, after-tax, in the fourth quarter 2006, however, we are continuing to evaluate the potential actions and initiatives.

Worldwide Employment

Worldwide employment of 54,900 at September 30, 2006, declined approximately 300 from year-end 2005 reflecting activity from ongoing restructuring programs partially offset by hiring in strategic business areas, the hiring of former contract employees in certain Latin American subsidiaries, and the addition of the Amici LLC personnel that became Xerox employees upon acquisition completion in July 2006.

Other Expenses, Net

	Three Months Ended September 30,
(in millions)	2006	2005
Non-financing interest expense	$63	$55
Interest income	(18)	(18)
(Gains) losses on sales of businesses and assets	(11)	2
Currency losses, net	7	—
Amortization of intangible assets	10	10
Legal matters	69	107
Other expenses, net	8	50

Total	$128	$206

Non-Financing Interest Expense

Third quarter 2006 non-financing interest expense of $63 million was $8 million higher than the third quarter 2005. The increase is primarily due to higher interest rates, partially offset by lower average debt balances.

Currency Losses, Net

Net third quarter 2006 currency losses reflected the following primary impacts:

•	Losses related to the mark-to-market of derivative contracts, due to the strengthening Euro and Sterling, which are economically hedging the cost of anticipated foreign currency denominated inventory purchases and other payments in Europe.

•	Losses related to the mark-to-market of derivative contracts, due to the weakening Japanese Yen, economically hedging the cost of anticipated foreign currency denominated inventory purchases in the United States.

Gains on Sales of Businesses and Assets

The third quarter 2006 gain of $11 million primarily reflects the gain on the sale of a facility.

Legal Matters

Third quarter 2006 legal expenses of $69 million primarily consist of a charge of $68 million for additional probable losses on previously disclosed Brazilian labor related litigation matters. As disclosed in our 2006 Second Quarter Form 10-Q, our Brazilian operations are involved in various legal matters related to disputes associated with former employees and contract labor. We routinely reassess these matters as to probability of ultimately incurring a liability and record our best estimate of the probable ultimate loss. Following our assessment of a negative trend in recent settlements and a decision to change our legal strategy, we reassessed the probable estimated loss on these matters and, as a result, recorded an additional reserve of $68 million in the third quarter of 2006.

Third quarter 2005 legal expenses of $107 million included $89 million from the MPI arbitration ruling and $18 million related to other legal matters and interest expense associated with the MPI matter.

Other Expenses, Net

Third quarter 2005 Other expenses, net of $50 million primarily reflected the following impacts:

•	$15 million for losses sustained from Hurricane Katrina related to property damage and impaired receivables.

•	$26 million charge related to the European Union Waste Directive, including the associated adoption of FASB Staff Position No. 143-1, “Accounting for Electronic Equipment Waste Obligations”, which provided guidance on accounting for the European Union (EU) Directive on the disposal of electronic equipment.

Income Tax Expense

In the third quarter 2006, we recorded an income tax benefit of $(416) million compared with income tax expense of $29 million in the third quarter 2005. The effective tax rate for the third quarter 2006 was (457.1)% versus 37.7% in the third quarter 2005.

The 2006 third quarter effective tax rate of (457.1)% was lower than the U.S. statutory tax rate of 35.0% primarily due to $448 million of income tax benefits from the resolution of certain tax issues associated with the 1999-2003 IRS audit, $11 million from a tax treaty change and the geographical mix of income and the related effective tax rates in those jurisdictions. These tax benefits were partially offset by losses in certain jurisdictions where we are not providing tax benefits and continue to maintain deferred tax valuation allowances.

The 2005 third quarter effective tax rate of 37.7% was higher than the U.S. statutory tax rate of 35.0% primarily due to losses in certain jurisdictions where we are not providing tax benefits and continue to maintain deferred tax valuation allowances and the geographical mix of income and the related effective tax rates in those jurisdictions. These impacts were partially offset by favorable audit and other tax return adjustments.

Our effective tax rate is based on nonrecurring events as well as recurring factors including the geographical mix of income before taxes and the related tax rates in those jurisdictions, as well as available foreign tax credits. In addition, our effective tax rate will change based on discrete or other nonrecurring events (such as audit settlements) that may not be predictable. We anticipate that our effective tax rate for the fourth quarter will approximate 31%, excluding the effects of any future discrete events, and we expect our full year tax rate to be approximately (19)%.

Segment Operating Profit

	Three Months Ended September 30,
(in millions, except operating margin)	2006	2005	Change
Revenues
Production	$1,088	$1,058	3%
Office	1,849	1,848	—%
Developing Markets Operations (DMO)	478	446	7%
Other	429	407	5%

Total Revenues	$3,844	$3,759	2%

Memo: Color*	$1,379	$1,189	16%

Operating Profit
Production	$73	$73	$—
Office	183	189	(6)
DMO	28	18	10
Other	15	(14)	29

Total Operating Profit	$299	$266	$33

Operating Margin
Production	6.7%	6.9%	(0.2	) pts
Office	9.9%	10.2%	(0.3	) pts
DMO	5.9%	4.0%	1.9	pts
Other	3.5%	(3.4)%	6.9	pts

Total Operating Margin	7.8%	7.1%	0.7	pts

*	Color revenues represent a subset of total revenues.

Total segment operating profit of $299 million in the third quarter 2006 was $33 million higher than the third quarter 2005. The third quarter 2006 operating margin increased 0.7-percentage points year-over-year.

Production

Third quarter 2006 Production profit of $73 million was unchanged from 2005. Operating profit margin decreased 0.2-percentage points in the third quarter.

Office

Third quarter 2006 Office profit of $183 million decreased $6 million from 2005. Operating profit margin decreased 0.3-percentage points in the third quarter reflecting lower gross profit partially offset by lower expenses.

DMO

Third quarter 2006 DMO profit of $28 million increased $10 million from 2005. Operating profit margin improved 1.9-percentage points in the third quarter. The $10 million increase in profit reflects higher gross profit and lower SAG expenses, including improvement in bad debt expenses.

Other

Third quarter 2006 Other operating profit of $15 million increased $29 million from third quarter 2005 primarily due to increased paper revenue as well as reduced selling expenses primarily due to organizational streamlining.

Capital Resources and Liquidity

The following table summarizes our cash, cash equivalents and short-term investments for the three months ended September 30, 2006 and 2005:

	Three Months Ended September 30,
(in millions)	2006	2005	Amount Change
Net cash provided by operating activities	$530	$162	$368
Net cash used in investing activities	(195)	(70)	(125)
Net cash provided by (used in) financing activities	19	(660)	679
Effect of exchange rate changes on cash and cash equivalents	—	1	(1)

Increase (decrease) in cash and cash equivalents	354	(567)	921
Cash and cash equivalents at beginning of period	982	1,912	(930)

Cash and cash equivalents at end of period	$1,336	$1,345	$(9)

Cash, cash equivalents and Short-term investments reported in our Consolidated Financial Statements were as follows:

	2006	2005
Cash and cash equivalents	$1,336	$1,322
Short-term investments	120	244

Total Cash, cash equivalents and Short-term investments	$1,456	$1,566

Cash Flows from Operating Activities

Net cash provided by operating activities of $530 million in the third quarter 2006 increased $368 million from third quarter 2005 primarily due to the following:

•	$69 million increase in pre-tax income before restructuring and accruals for legal matters.

•	$137 million increase due to lower year-over-year third quarter growth in inventory and equipment on operating leases.

•	$51 million increase due to a year-over-year decline in other current and long-term assets.

•	$47 million increase due to improved collection of accounts receivable and billed portion of finance receivables.

•	$44 million increase due to lower contributions to pension benefit plans.

•	$18 million increase due to lower cash payments on restructuring initiatives.

•	$19 million decrease due to higher new finance receivable activity.

Cash Flows from Investing Activities

Net cash used in investing activities of $195 million in the third quarter 2006 increased $125 million from third quarter 2005 primarily due to the following:

•	$175 million increase due to payments related to the acquisition of Amici LLC, partially offset by $125 million higher net proceeds in third quarter 2006 from sales of short-term investments.

•	$81 million increase due to higher escrow and other restricted cash balances.

Cash Flows from Financing Activities

Net cash provided by financing activities of $19 million in the third quarter 2006 increased $679 million from third quarter 2005 primarily due to the following:

•	$624 million increase due to higher net proceeds from term and other unsecured debt, primarily related to the August 2006 issuance of Senior Notes.

•	$264 million increase due to lower net repayments on secured borrowings.

•	$13 million increase due to higher proceeds from the issuance of common stock.

•	$226 million decrease resulting from the company’s share repurchase program.

Customer Financing Activities and Debt

The following table compares finance receivables to financing-related debt as of September 30, 2006:

(in millions)	Finance Receivables, Net	Secured Debt
Finance Receivables Encumbered by Loans(1):
GE secured loans:
GE Loans U.S.	$1,153	$984
GE Loans U.K.	642	616
GE Loans Canada	153	111

Total GE encumbered finance receivables, net	1,948	1,711
Merrill Lynch Loan - France	478	400
DLL - Netherlands	202	168

Total encumbered finance receivables, net	$2,628	$2,279

Unencumbered finance receivables, net	5,029

Total Finance Receivables, net(2)	$7,657
Equipment on operating leases, net	455

Total Finance Assets, net(3)	$8,112

(1)	Encumbered finance receivables represent the book value of finance receivables that secure each of the indicated loans.
(2)	Includes (i) billed portion of finance receivables, net (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in the Condensed Consolidated Balance Sheets as of September 30, 2006.
(3)	Includes (i) finance receivables, net and (ii) equipment on operating leases, net to reflect the total assets associated with our lease or finance business. Management expects to leverage or fund these assets at a 7 to 1 debt-to-equity ratio.

As of September 30, 2006, 34% of total finance receivables were encumbered as compared to 44% at December 31, 2005. Also as of September 30, 2006, approximately 32% of total debt was secured by finance receivables and other assets compared to 49% at December 31, 2005. Consistent with our objective to rebalance the ratio of secured and unsecured debt, we expect payments on secured loans will continue to exceed proceeds from new secured loans for the balance of 2006. We expect the level of secured debt as a percent of total debt to approximate 30% by the end of 2006. Our debt maturities are as follows:

	Unsecured Debt	Debt Secured by Finance Receivables	Other Secured Debt	Total Debt
Fourth Quarter	$43	$219	$3	$265

2006	43	219	3	265

First Quarter	8	181	3	192
Second Quarter	257	166	3	426
Third Quarter	1	612	3	616
Fourth Quarter	—	222	2	224

2007	266	1,181	11	1,458

2008	4	719	7	730

2009	1,046	111	6	1,163

2010	687	44	3	734

Thereafter	3,013	5	35	3,053

Total	$5,059	$2,279	$65	$7,403

Recent Events

On October 3, 2006, we agreed to acquire the stock of XMPie, Inc. (“XMPie”), a provider of variable information software, for $54 million in cash, including transaction costs. XMPie’s software enables printers and marketers to create and print personalized and customized marketing materials to help improve response rates. We have an existing relationship with XMPie, as its largest reseller, and its software is primarily sold together with our Production systems including the iGen3. The operating results of XMPie are not expected to be material to our financial statements, and will be included within our Production segment from the date of acquisition. The purchase price is expected to be primarily allocated to intangible assets and goodwill and will be based on third-party valuations and management estimates which have not yet been finalized. The acquisition of XMPie is expected to close in the fourth quarter 2006, and is subject to receipt of regulatory approvals and customary closing conditions.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (“FAS 158”). FAS 158 requires Companies to fully recognize the funded status of its defined benefit pension, retiree healthcare and other postretirement plans in their financial statements and is effective for our fiscal year ending December 31, 2006. We are still in the process of evaluating the full impact of this standard. However if we had adopted, as of December 31, 2005, we estimate that the incremental after-tax impact of adopting FAS 158 would have been a decrease in total assets of $400 million, an increase in total liabilities of $1.0 billion and a decrease in total shareholders’ equity of $1.4 billion. The adoption of this standard is not expected to have an impact on any of the financial covenants included in our debt agreements.

Other Items

Reference has been made in this press release to “signings for document management services.” This term represents management’s estimate of the total contract life value of managed services and value-added services contracts signed within the period. This estimate includes new contracts, renewals, extensions, and amendments to existing contracts. The total contract life value is defined as the average monthly commitment minimum multiplied by the number of months in the contract, plus an estimate of any other revenue related to the contract, but not included in the minimum. If a contract does not have a monthly commitment minimum, management develops an estimate based on historical and expected usage patterns and other relevant information. Our contracts have terms that generally range from 3 to 5 years.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs and expectations, and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to maintain and improve cost efficiency of operations; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other risks that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section and other sections of our 2005 Form 10-K and first-quarter and second-quarter 2006 Forms 10-Q filed with the SEC. Additional information concerning these and other factors is included in the company’s 2005 Form 10-K and first-quarter and second-quarter 2006 Forms 10-Q filed with the SEC. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

The Company has reported its financial results in accordance with generally accepted accounting principles (GAAP), but has in addition discussed the results for the current period and the corresponding 2005 period, and provided earnings guidance for fourth quarter 2006, using non-GAAP financial measures that exclude the effect of (i) the tax benefits from the finalization of an IRS tax audit during the current period, (ii) restructuring charges, recorded in the current period and the corresponding 2005 period, and anticipated in the fourth quarter of 2006 (iii) charges relating to certain litigation matters during the current period and the corresponding 2005 period and (iv) charges related to losses from Hurricane Katrina and the EU Waste Directive and other accounting changes in the corresponding 2005 period. Management believes that these non-GAAP financial measures can provide an additional means of analyzing the current period’s results against the corresponding prior period’s results, and analyzing the fourth quarter 2006 results. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. A reconciliation of these non-GAAP financial measures and the most directly comparable financial measures calculated and presented in accordance with GAAP is set forth in the company’s third-quarter 2006 management discussion and analysis as well as in the third-quarter 2006 presentation slides available at www.xerox.com/investor.

	Q3 2006
	Net Income	Diluted EPS
Adjusted Earnings	$228	$0.23

IRS Audit Settlement	448	0.45
Restructuring Charges	(72)	(0.07)
Litigation Matters	(68)	(0.07)

As Reported	$536	$0.54

	Q3 2005
	Net Income	Diluted EPS
Adjusted Earnings	$188	$0.18
Restructuring Charges	(11)	(0.01)
Hurricane Katrina Loss	(9)	(0.01)
Litigation Matters	(79)	(0.08)
EU Waste Directive	(18)	(0.02)
Accounting Change	(8)	(0.01)

As Reported	$63	$0.05

Estimated Q4 2006
Diluted EPS
Adjusted Earnings	$0.34 -$0.37
Restructuring Charges	(0.13)

GAAP Earnings	$0.21 -$0.24

XXX

APPENDIX I

Xerox Corporation

Earnings per Common Share

(Dollars in millions, except per share data.

Shares in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Basic Earnings per Share:
Income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	$536	$71	$996	$651
Accrued dividends on Series C Mandatory Convertible Preferred Stock	—	(14)	(29)	(43)

Adjusted income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	536	57	967	608
Income from discontinued operations, net	—	—	—	53
Cumulative effect of change in accounting principle, net	—	(8)	—	(8)

Adjusted net income available to common shareholders	$536	$49	$967	$653

Weighted Average Common Shares Outstanding	974,737	961,553	938,690	960,249

Basic Earnings per Share
Earnings from continuing operations	$0.55	$0.06	$1.03	$0.63
Earnings from discontinued operations	—	—	—	0.06
Loss from cumulative effect of change in accounting principle	—	(0.01)	—	(0.01)

Basic Earnings per Share	$0.55	$0.05	$1.03	$0.68

Diluted Earnings per Share:
Income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	$536	$71	$996	$651
Accrued dividends on Series C Mandatory Convertible Preferred Stock	—	(14)	—	—
Interest on Convertible Securities, net	—	—	1	1

Adjusted income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	536	57	997	652
Income from discontinued operations, net	—	—	—	53
Cumulative effect of change in accounting principle, net	—	(8)	—	(8)

Adjusted net income available to common shareholders	$536	$49	$997	$697

Weighted Average Common Shares Outstanding	974,737	961,553	938,690	960,249
Common shares issuable with respect to:
Stock options	8,585	9,352	8,499	10,764
Restricted stock and performance shares	4,115	1,647	3,499	616
Series C Mandatory Convertible Preferred Stock	—	—	49,865	74,797
Convertible securities	1,992	—	1,992	1,992

Adjusted Weighted Average Common Shares Outstanding	989,429	972,552	1,002,545	1,048,418

Diluted Earnings per Share
Earnings from continuing operations	$0.54	$0.06	$0.99	$0.62
Earnings from discontinued operations	—	—	—	0.05
Loss from cumulative effect of change in accounting principle	—	(0.01)	—	(0.01)

Diluted Earnings per Share	$0.54	$0.05	$0.99	$0.66